FORELAND CORPORATION

             DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                  1996-2 SERIES 6% CONVERTIBLE PREFERRED STOCK

     Pursuant to the provisions of Nevada Revised Statutes, section 78.195, of the corporation laws of the state of Nevada, the undersigned corporation, Foreland Corporation (the "Corporation"), hereby adopts the following Designation of Rights, Privileges, and Preferences of 1996-2 Series 6% Convertible Preferred Stock (the "Designation"):

     FIRST:  The name of the Corporation is Foreland Corporation.

     SECOND: The following resolution establishing a series of preferred stock designated as the "1996-2 Series 6% Convertible Preferred Stock" consisting of 10,000 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on April 30, 1996, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of
Nevada:

     RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "1996-2 Series 6% Convertible Preferred Stock" consisting of 10,000 shares, par value $0.001 (referred to herein as the "Preferred Stock"), with the following powers, preferences, rights, qualifications, limitations, and restrictions:

     1.   Dividends.

          1.01 The Corporation shall pay dividends to the holders of the Preferred Stock at the times and in the amounts provided for in this section 1.

          1.02 The dividend rate for each share of the Preferred Stock shall be 6% per annum of the $1,000 price at which the share was originally issued by the Corporation, payable in shares of common stock of the Corporation, par value $0.001 per share (the "Common Stock"), upon the conversion of the Preferred Stock in accordance with section 3 below or in cash upon the liquidation of the Company prior to conversion of the Preferred Stock in accordance with section 2 below. Such dividends shall be cumulative from the date of initial issuance of such share of Preferred Stock and shall be payable to holders of record as their names appear on the stock transfer books of the Corporation on the record date of payment, not more than 60 days preceding the dividend payment date, as shall be fixed by the board of directors of the Corporation. Dividends payable for any partial dividend period shall be computed on the basis of the actual number of days elapsed over a 365 day year. The Preferred Stock shall be nonparticipating, and holders thereof shall not be entitled to receive any dividends thereon other than the dividends referred to in this section 1.

          1.03 No dividend or other distribution shall be declared or paid or set apart for payment on any stock ranking, as to dividends or upon liquidation, junior to the Preferred Stock, including, without limitation, the shares of the Corporation's common stock, for any period unless the holders of the Preferred Stock shall have then been or contemporaneously are paid (or declared and a sum sufficient for the payment thereof set apart for such payment) all dividends for all dividend payment periods terminating on or prior to the date of payment of the distribution on such junior stock. No dividends shall be declared on any class or series of stock ranking on a parity with the Preferred Stock as to dividends in respect of any dividend period unless there shall otherwise be or have been declared on the Preferred Stock like dividends for all annual periods coinciding with or ending before such annual period, ratably in proportion to the respective annual dividend rates fixed therefor. If the Corporation is in default with respect to any dividends payable on, or any obligation to retire shares of, the Preferred Stock, the Corporation shall not declare or pay (or set apart a sum for such payment) any dividends or make any distribution in cash or other property on, or redeem, purchase, or otherwise acquire, any other class or series of stock ranking junior to the Preferred Stock either as to dividends or upon liquidation.

          1.04 Any payment of cash dividends declared and due under this section 1 with respect to any shares of Preferred Stock shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of, and any payment of in-kind dividends declared and due under this section 1 with respect to any shares of Preferred Stock shall be made by means of a certificate representing shares of Common Stock in the name of, the record holder of the share with respect to which such dividends are paid at the address for such record holder shown on the stock records maintained by or for the Corporation, which check or certificate representing shares of Preferred Stock shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check or other medium by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

          1.05 Registration of transfer of any share of Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued and unpaid dividends. Any shares of Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this section 1.

     2.   Liquidation.

          2.01 In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount per share in cash equal to $1,000 per share, plus all amounts to which the holders of the Preferred Stock are entitled for unpaid dividends in accordance with section 1 above, whether or not previously declared, accrued thereon to the date of final distribution subject to the priority distribution required respecting any issued and outstanding shares of any series of preferred stock authorized prior to the date hereof. No distribution shall be made on any common stock or other subsequent series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 2.01.

          2.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of Preferred Stock and any other stock ranking as to any such distribution on a parity with the Preferred Stock shall be insufficient to pay the holders of outstanding Preferred Stock or such other stock the full amounts to which they otherwise would be entitled under subsection 2.01, the assets of the Corporation available for distribution to holders of Preferred Stock or such other stock shall be distributed to them pro rata on the basis of the full respective preferential amounts to which they are entitled.

     3.   Conversion.

          3.01 Each share of Preferred Stock is convertible into shares of Common Stock at the times, in the manner, and subject to the conditions provided in this section 3.

          3.02 One-third of the shares of Preferred Stock issued by the Company to each original holder thereof may be converted at any time after the issuance thereof at the election of the holder on the presentation and surrender at the principal office of the Corporation of the certificate representing the shares, duly endorsed, with written instructions specifying the number of shares of Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the Common Stock issuable on conversion are to be issued. Notwithstanding the foregoing, all of the shares of Preferred Stock shall be automatically converted without any further action by any person on the date that is six months from the initial issuance thereof.

          3.03 Each share of Preferred Stock shall be convertible into Common Stock at the rate equal to that number of shares of Common Stock as shall equal the quotient of (i) $1,000 divided by (ii) the lesser of (x) 75% of closing bid price of the Common Stock as reported by the Nasdaq Stock Market, or such other inter-dealer quotation system as may then list the Common Stock, for the trading day of the closing pursuant to which such shares of Preferred Stock were issued; or (y) 65% of the average closing bid price of the Common Stock as reported by the Nasdaq Stock Market, or such other inter-dealer quotation system as may then list the Common Stock, for the five (5) trading days immediately preceding the date of conversion (the "Conversion Rate"). The date of conversion shall be the date of receipt by the Corporation of a facsimile copy of the duly executed conversion certificate(s), provided the stock certificate(s) is delivered to the Corporation within three business days thereafter. The Corporation shall, within five business days after the date of conversion, deliver or cause to be delivered a stock certificate representing the number of shares of Common Stock into which shares of Preferred Stock were converted in accordance herewith. The Conversion Rate shall be subject to adjustment pursuant to subsection 3.04.

          3.04 In order to prevent dilution of the rights granted hereunder, the Conversion Rate shall be subject to adjustment from time to time in accordance with this subsection 3.04.

               (a) In the event the Corporation shall declare a stock dividend or make any other distribution on any capital stock of the Corporation payable in Common Stock, options to purchase Common Stock, or securities convertible into Common Stock or the Corporation shall at any time subdivide (other than by means of a dividend payable in Common Stock) its outstanding shares of Common Stock into a greater number of shares or combine such outstanding stock into a smaller number of shares, then in each such event, the Conversion Rate in effect immediately prior to such combination shall be adjusted so that the holders of the Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which they would have owned or had been entitled to receive after the happening of any of the events described above, had such shares of Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto; an adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date for such event.

               (b) If any capital reorganization or reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the Preferred Stock shall thereafter have the right to acquire and receive on conversion of the Preferred Stock such shares of stock, securities, or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received on conversion of the Preferred Stock immediately before such reorganization, reclassification, consolidation, merger, or sale. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Stock to the end that the provisions hereof (including without limitations provisions for adjustments of the Conversion Rate and for the number of shares issuable on conversion of the Preferred Stock) shall thereafter be applicable in relation to any shares of stock, securities, or assets thereafter deliverable on the conversion of the Preferred Stock. In the event of a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of its assets as a result of which a number of shares of Common Stock of the surviving or purchasing corporation greater or lesser than the number of shares of Common Stock outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of Common Stock, then the Conversion Rate in effect immediately prior to such merger, consolidation, or purchase shall be adjusted in the same manner as though there was a subdivision or combination of the outstanding shares of Common Stock. The Corporation will not effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor corporation resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire on conversion of Preferred Stock.

               (c) No adjustment shall be made in the Conversion Rate of the number of shares of Common Stock issuable on conversion of Preferred
          Stock:

                    (i) In connection with the offer and sale of any shares of Preferred Stock;

                    (ii) In connection with the issuance of any Common Stock,
               securities, or assets on conversion or redemption of shares of Preferred Stock;

                    (iii) In connection with the issuance of any shares of Common Stock, securities, or assets on account of the antidilution provisions set forth in this subsection 3.04;

                    (iv) In connection with the purchase or other acquisition by the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation; or

                    (v) In connection with the sale or exchange by the Corporation for cash or other property of any Common Stock, evidence of its indebtedness, or other securities of the Corporation, including securities containing the right to subscribe for or purchase Common Stock or preferred stock of the Corporation.

          3.05 The Corporation covenants and agrees that:

               (a) The shares of Common Stock, securities, or assets issuable on any conversion of any shares of Preferred Stock shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock, securities, or assets.

               (b) All shares of Common Stock or other securities which may be issued on any conversion of the Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value of the unissued Common Stock or other securities acquirable on any conversion of the Preferred Stock is at all times sufficient to render the Common Stock issued upon conversion as fully paid and non-assessable.

               (c) The issuance of certificates for Common Stock or other securities on conversion of the Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the Preferred Stock and the related issuance of Common Stock or other securities.

     4. Voting Rights. Except as provided herein, the Preferred Stock shall not be entitled to vote except to the extent that the consent of the holders of the Preferred Stock are specifically required by the provisions of the corporation laws of the state of Nevada, as now existing or as hereafter amended. Notwithstanding the foregoing, the holders of the Preferred Stock shall vote as a separate class on any resolution proposed for adoption by the stockholders of the Corporation which seeks to (i) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation or which may be convertible into any class of shares ranking senior to the Preferred Stock as regards to participation in dividends or the distribution of assets on dissolution, liquidation or winding up; or (ii) amend, alter or repeal the provisions of the Corporations articles of incorporation or this Designation, so as to adversely affect any right, preference, privilege or voting power of the Preferred Stock or the holders thereof. In addition, without the approval of holders of at least a majority of the issued and outstanding shares of Preferred Stock, the Corporation shall not become subject to any restriction on the Preferred Stock other than restrictions arising under the general corporation laws of the state of Nevada or existing under the articles of incorporation of the Corporation as in effect on April 30, 1996. Whenever the holders of the Preferred Stock shall have the right to vote as provided herein, each holder of Preferred Stock shall be entitled to one vote for each share of such stock held by him.

     5.   Additional Provisions

          5.01 No change in the provisions of the Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

          5.02 A share of Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of Preferred Stock so transferred to the person entitled thereto.

          5.03 The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion or redemption of any share of Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this subsection 5.03, be issuable on the conversion or redemption of any share of Preferred Stock, the Corporation shall pay an amount in cash equal to the current value of such fraction computed on the basis of the closing bid price of the Common Stock as reported by the Nasdaq Stock Market on the last business day prior to the date of conversion or redemption, or if not so reported as determined by any reasonable means.

          5.04 Any notice required or permitted to be given to the holders of the Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

     IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 1996-2 Series 6% Convertible Preferred Stock of the Corporation has been executed this 30th day of April, 1996.

ATTEST:                            FORELAND CORPORATION

By   /s/ Dennis J. Gustafson       By   /s/ N. Thomas Steele
  -------------------------------    ---------------------------------

    Dennis J. Gustafson, Secretary     N. Thomas Steele, President

STATE OF COLORADO        )
                         : ss
COUNTY OF                )
          -----------

     On May 1, 1996, before me, the undersigned, a notary public in and for the above county and state, personally appeared N. Thomas Steele and Dennis J. Gustafson, who being by me duly sworn, did state, each for themselves, that he,
N. Thomas Steele, is the president, and that he, Dennis J. Gustafson, is the secretary, of Foreland Corporation, a Nevada corporation, and that the foregoing Designation of Rights, Privileges, and Preferences of 1996-2 Series 6% Convertible Preferred Stock of Foreland Corporation was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

     WITNESS MY HAND AND OFFICIAL SEAL.


                                        /s/ Don W. Treece
                                   ------------------------------

                                   Notary Public
                                   Address: 9862 Carmel Ct.
                                            Littleton, Co.  80124
My commission expires:
September 8,1998